Exhibit 99.1

Li3 Energy, Inc. Engages Rojas & Asociados as Project Manager

•	Companies:
o	Li3 Energy, Inc

Press Release Source: Li3 Energy, Inc. On Wednesday January 6, 2010, 3:00 am EST

LIMA, PERU—(Marketwire - 01/06/10) - Li3 Energy, Inc. (OTC.BB:LIEG - News), ("Li3 Energy" or the "Company") is pleased to announce that it has engaged Rojas & Asociados (Rojas) as project manager for its upcoming exploration programs in Chile, Argentina and Peru. Rojas is an innovative mining consulting firm, focused on the Latin American market. The firm — based in Argentina and founded 11 years ago — provides strategic advice on exploration management, generative exploration, negotiation, market intelligence, public relations, and provincial political / social situation, among others.

The Rojas team has managed numerous exploration programs from initial evaluation to preliminary feasibility, through a versatile outsourcing model, in close collaboration with clients from Canada, Australia and the US.

Additionally, Rojas co-organizes the premier Argentinean mining sector event known as "Argentina Mining" which has been produced biannually since 1996 and which enjoyed an attendance of over 2700 participants in 2008. This year's upcoming event will take place August 24 - 26, 2010 in San Juan City.

Luis Saenz, Chief Executive Officer of Li3 Energy, stated: "We are very pleased to be working with Rojas & Asociados. Their extensive lithium exploration experience will enable us to expedite our comprehensive multi-phased exploration program aimed at evaluating 15 strategically located lithium properties encompassing approximately 200,000 acres. The program will consist of sampling, geophysics and drilling culminating in preliminary economic assessments of priority targets by the end of Q-4 of this year."

About Li3 Energy, Inc.

Li3 Energy, Inc. is an early stage, U.S. public company currently pursuing a business strategy in the lithium brine mining and energy sector in the Americas, with an initial focus on identifying and acquiring opportunities in Peru, Argentina, Chile and the United States. Li3 Energy aims to acquire a significant portfolio of lithium brine deposits in the Americas for the purpose of development and production in order to meet growing market demand and to support the clean energy and green energy initiatives being implemented globally.

Forward-Looking Statements

Certain statements in this news release are forward-looking statements. These statements are subject to risks and uncertainties. Words such as "expects," "intends," "plans," "proposes," "hopes," "may," "could," "should," "anticipates," "likely," "believes" and words of similar import also identify forward-looking statements. Forward-looking statements are based on current facts and analyses and other information and assumptions of management. Actual results may differ materially from those currently anticipated due to a number of factors beyond the reasonable control of Li3 Energy, including, but not limited to, Li3 Energy 's ability to identify appropriate corporate acquisition and/or joint venture opportunities in the lithium mining sector and to establish the technical and managerial infrastructure, and to raise the required capital, to take advantage of, and successfully participate in such opportunities; future economic condition; political stability; and lithium prices. Additional information on risks and other factors that may affect the business and financial results of Li3 Energy can be found in Li3 Energy's annual, quarterly and current reports and other documents filed with the U.S. Securities and Exchange Commission and available at www.sec.gov.

Contact:

Contact:
Li3 Energy, Inc.
Luis Saenz
CEO
Av. Pardo y Aliaga 699 Of. 802, San Isidro
Lima 27, Peru
+011-511-212-1880
Email Contact
www.li3energy.com